EXHIBIT 3

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital from the filing of the Schedule 13D/A on 9/3/25 to 9/18/25, the date of the event which required filing of this Schedule 13D/A.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
9/3/2025	Sell	3,302	6.87
9/4/2025	Sell	33,399	6.85
9/5/2025	Sell	33,653	6.91
9/8/2025	Sell	10,297	6.96
9/9/2025	Sell	1,007	6.95
9/10/2025	Sell	9,420	6.97
9/11/2025	Sell	100	7.01
9/15/2025	Sell	19,718	7.01
9/16/2025	Sell	7,082	6.96
9/17/2025	Sell	42,313	6.89
9/18/2025	Sell	25,737	6.86